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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                                ________________
                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


  Date  of  Report: April 4, 2001            Commission File No. 000-22347
                    -------------                                ---------
(Date  of  earliest  event  reported)
                             ASCENT PEDIATRICS, INC.
                             -----------------------
             (Exact name of Registrant as specified in its Charter)
               Delaware                                          04-3047405
               --------                                          ----------
           (State or other jurisdiction of                      (IRS Employer
            incorporation  or  organization)                Identification No.)



187  Ballardvale  Street,  Wilmington,  Massachusetts                  01887
-----------------------------------------------------               --------
     (Address  of  principal  executive  offices)                    (Zip  Code)

     (978)  658-2500
     ---------------
     (Registrant's telephone number, including area code)

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ITEM  5.  OTHER  EVENTS
On April 4, 2001, funds affiliated with ING Furman Selz Investments LLC ("ING Furman Selz") filed an amended Schedule 13D with the Securities and Exchange Commission disclosing that it had exercised, on a cashless basis, warrants to purchase a total of 7,550,000 depositary shares, each of which evidences an interest in one share of common stock, par value $.0004 per share, of Ascent Pediatrics, Inc ("Ascent") and is represented by a depositary receipt (the "Depositary Shares"), with an exercise price of $.05 per share. As a result of the cashless exercise of these warrants, Ascent issued to ING Furman Selz a total of 7,211,528 Depositary Shares. Such warrants had been issued to ING Furman Selz pursuant to the May 13, 1998 Series G Securities Purchase Agreement, as amended, by and among Ascent, funds affiliated with ING Furman Selz, Flynn Partners and BancBoston Ventures, Inc. ING Furman Selz beneficially owns approximately 65% of the Depositary Shares of Ascent.

The Board of Directors of Ascent has agreed to include the names of Brian P. Friedman, the Managing Member of FS Private Investments LLC, a fund affiliated with ING Furman Selz, and James E. Flynn, the General Partner of Flynn Partners, along with Raymond F. Baddour, Sc.D., a current member of the Board of Directors of Ascent, as nominees for Class I Directors for election at the 2001 Annual Meeting of Stockholders. Flynn Partners, together with certain funds affiliated with ING Furman Selz Investments, comprise FS Ascent Investments LLC, which is one of the entities that exercised the aforementioned warrants.



                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April  19,  2001                    ASCENT  PEDIATRICS,  INC.



/s/  Emmett  Clemente
------------------------------
      Emmett  Clemente,  Ph.D.
      President